News

FOR IMMEDIATE RELEASE

HEIDRICK & STRUGGLES NAMES RICHARD W. PEHLKE CHIEF FINANCIAL OFFICER

CHICAGO (August 16, 2011) — Heidrick & Struggles International, Inc. (Nasdaq:HSII), the leadership advisory firm providing executive search and leadership consulting services worldwide, announced today it has named Richard W. Pehlke executive vice president and chief financial officer. He will also serve on the firm’s executive committee, reporting directly to CEO L. Kevin Kelly and based out of the Chicago headquarters.

“As we continue to bring our leadership advisory platform to life in the marketplace, Rich will be an instrumental part of our executive team in positioning Heidrick & Struggles for the next phase of growth in a competitive global economy,” said Heidrick & Struggles' Chief Executive Officer L. Kevin Kelly. "Rich's deep and diverse skill-set matches well with the global needs of our firm, and he's already helped make an impact as interim CFO."

Pehlke, age 57, is a seasoned professional of 35 years with significant experience in international business and global capital transactions. Most recently, Pehlke served as the executive vice president and chief financial officer of Grubb & Ellis Company, a publicly-held commercial real estate services and investment management company, from February 2007 until May 2010. Pehlke served as executive vice president and chief financial officer and a member of the board of directors of Hudson Highland Group, a publicly-held global professional staffing and recruiting business, from 2003 to December 2005 and served as a consultant during 2006. Prior to that, Pehlke held senior financial positions in the business services, telecommunications, financial services, and food and consumer products industries.

Pehlke currently serves on the boards of IDEAL Industries, Inc. and Valparaiso University. He is also a graduate of Valparaiso University and holds an MBA from DePaul University in Chicago.

About Heidrick & Struggles International, Inc.

Heidrick & Struggles International, Inc., (NASDAQ: HSII) is the leadership advisory firm providing executive search and leadership consulting services, including succession planning, executive assessment, talent retention management, executive development, transition consulting for newly appointed executives, and M&A human capital integration consulting. For almost 60 years, we have focused on quality service and built strong leadership teams through our relationships with clients and individuals worldwide. Today, Heidrick & Struggles’ leadership experts operate from principal business centers globally. For more information about Heidrick & Struggles, please visit www.heidrick.com.

Contacts

Investors & Analysts:

Julie Creed, Vice President, Investor Relations & Real Estate: +1 312 496 1774 or jcreed@heidrick.com

Media: Jennifer Nelson, Director, Global Marketing: +1 404 682 7373 or jnelson@heidrick.com

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